EXHIBIT 10.1

AMTRUST FINANCIAL SERVICES, INC.
TERM PROMISSORY NOTE

$104,685,468.75	April 18, 2016

FOR VALUE RECEIVED, AMTRUST FINANCIAL SERVICES, INC., a Delaware corporation (the "Company"), hereby unconditionally promises to pay to the order of DELEK FINANCE US INC., a Delaware corporation (the "Holder"), in immediately available funds, the principal amount of ONE HUNDRED FOUR MILLION SIX HUNDRED EIGHTY-FIVE THOUSAND FOUR HUNDRED SIXTY-EIGHT AND 75/100 DOLLARS ($104,685,468.75), and to pay interest on the unpaid principal amount hereof at the rate set forth in Section 3 of this Term Promissory Note (this "Note"). All amounts owed hereunder shall be paid in lawful money of the United States of America.
This Note is subject to the following terms and conditions:
1.    Payment of Principal; Acceleration.
(a)    The principal amount hereof shall be due and payable in four (4) equal installments of TWENTY-SIX MILLION ONE HUNDRED SEVENTY-ONE THOUSAND THREE HUNDRED SIXTY-SEVEN AND 18/100 DOLLARS ($26,171,367.18) on each of the first four anniversaries of the date hereof.
(b)    In the event that (i) payment of indebtedness under the Senior Credit Facility shall be accelerated, or (ii) payment of indebtedness under the Senior Notes shall have been accelerated (each an "Acceleration Event"), the Holder may, by written notice to the Company of such Acceleration Event, declare the entire unpaid principal amount of and interest on this Note to be immediately due and payable (the date that any such notice is received by the Company being herein called the "Acceleration Date").
(c)    Each date on which an installment of principal and interest is due and payable is herein referred to as a "Payment Date" and the fourth anniversary of the date hereof or, if this Note is accelerated pursuant to Section 1(b), the Acceleration Date, is herein referred to as the "Maturity Date".
(d)    The then outstanding unpaid principal amount of and interest on this Note shall be due and payable in full on the Maturity Date.
(e)    All payments hereunder shall be made by wire transfer of immediately available funds to the Holder's account at a bank specified in writing by the Holder in writing to the Company from time to time, but not less than five (5) Business Days before the applicable Payment Date.

2.    Prepayment. The outstanding principal balance of this Note may be prepaid by the Company at any time and from time to time, without premium or penalty of any kind or nature whatsoever. Prepayments shall be applied to accrued and unpaid interest due hereunder and then to the installments of principal due hereunder in order of maturity.
3.    Payments of Interest. The Company shall pay or cause to be paid to Holder interest on the unpaid principal amount hereof from time to time outstanding at a rate per annum equal to five and 75/100 percent (5.75%) per annum, paid in arrears on each Payment Date until this Note shall be paid in full. Interest shall be calculated on the basis of a 360 day year comprised of twelve 30-day months and the actual number of days elapsed.
4.    Payments. Any payment hereunder which is stated to be due on a day which is not a Business Day shall be made on the next succeeding Business Day (and interest shall accrue for such extension of time). All amounts payable hereunder shall be paid in U.S. Dollars no later than 12:00 PM New York City time on the date on which such payment is due by wire transfer of immediately available funds. Except as set forth in Section 2 hereof, all payments made hereunder shall be applied first, to the payment of any fees or charges outstanding hereunder, second, to accrued and unpaid interest and third, to the payment of the principal amount outstanding under this Note.
5.    Default. The occurrence of any one or more of the following events shall constitute an event of default (each an "Event of Default") hereunder:
(i)    if the Company becomes insolvent or makes an assignment for the benefit of creditors; or
(ii)    if there shall be filed by or against the Company any petition for any relief under the bankruptcy laws of the United States now or hereafter in effect or any proceeding shall be commenced with respect to the Company under any insolvency, readjustment of debt, reorganization, dissolution, liquidation or similar law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity), provided that in the case of any involuntary filing or the commencement of any involuntary proceeding against the Company such proceeding or petition shall have continued undismissed and unvacated for ninety (90) days; or
(iii)    if any petition or application to any court or tribunal, at law or in equity, shall be filed by or against the Company for the appointment of any receiver for the Company or any material part of the property of the Company; provided that in the case of any involuntary filing against the Company, such proceeding or appointment shall have continued undismissed and unvacated for ninety (90) days; or
(iv)    if the Company shall fail for any reason to make any payment of principal and/or interest hereunder within fifteen (15) Business Days after such payment is due.
6.    Remedies Upon Default; Default Interest.
(i)    If any Event of Default shall occur for any reason, then and in any such event, in addition to all rights and remedies of the Holder under Applicable Law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Holder may, at its option, declare any or all amounts owing under this Note to be due and payable, whereupon the then unpaid principal balance hereof, together with all accrued and unpaid interest thereon, shall forthwith become due and payable.
(ii)    Upon the occurrence of an Event of Default, or upon the maturity hereof (by demand, acceleration or otherwise), the unpaid principal of this Note and any accrued but unpaid interest owing on said principal sum (the "Obligations") shall bear interest from the date of the occurrence of such Event of Default or such maturity until collection (including any period of time occurring after judgment), at the "Default Rate," being a simple interest rate per annum equal to 2% above the rate set forth in Section 3 hereof in effect on the date of maturity (by acceleration or otherwise). All default interest charges (X) shall be in addition to, and not in lieu of, any other remedy available to Holder; (Y) shall be added to the Obligations, and (Z) shall not be construed as an agreement or privilege to extend the date of the payment of the Obligations, nor as a waiver of any other right or remedy accruing to Holder by reason of the occurrence of any Event of Default.
7.    Lost, Stolen, Mutilated or Destroyed Note. If this Note shall be mutilated, lost, stolen, or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen, or destroyed Note, a new term loan note for the principal amount of this Note so mutilated, lost, stolen, or destroyed, but only upon receipt of evidence (which may consist of a signed affidavit of the Holder) of such loss, theft, or destruction of this Note, the ownership thereof, and indemnity with respect to any claim pursuant to this Note, all reasonably satisfactory to the Company.
8.    Other Matters.
(a)    Modification; Waiver; Remedies; Transfer. This Note may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and the Holder. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or hereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or further exercise hereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. This Note is non-negotiable and may not be sold, assigned, transferred or conveyed, by pledge or otherwise, without the prior written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed; provided that the Holder may transfer this Note to Delek Group, Ltd. without the prior written consent of the Company.
(b)    Registered Form. It is the intent of the Company and the Holder that this Note will be issued as a fully registered instrument within the meaning of Treas. Reg. Sec. 1.871-14(c)(1)(i)

(A). Accordingly, this Note will be registered to the Holder on the books of the Company. The Company as registrar of this Note shall treat the Holder as the absolute owner hereof (unless the Company has been given notice of the transfer of this Note as permitted in accordance with the terms of this Note and there has been a surrender of the existing instrument and the reissuance by Company to the new holder of an instrument or a replacement instrument, in accordance with the provisions of the following sentence) for all purposes, including the right to receive payments of principal of, and interest on, this Note. The right to receive the principal of, and interest on, this Note may be transferred only upon the delivery to the Company of written notice of such transfer, duly executed by the registered owner of this Note containing information sufficient to enable the Company to identify each owner of an interest in this Note and the surrender of the existing instrument and the reissuance by the Company to the new holder of such instrument or a replacement instrument. Each permitted transfer of ownership of an interest in this Note shall be reflected by an entry on the books of the Company after receipt of such notice of transfer. Notwithstanding anything to the contrary in this clause (b), neither this Note nor the right to receive principal of, or interest on, this Note may be transferred without the written consent of the Company as provided in clause (a) of this Section 8.
(c)    Notices. All notices and other communications hereunder shall be in writing, shall be given by one or more of the following means and shall be deemed given: (i) when delivered, if delivered in person, (ii) upon confirmation of receipt, if transmitted by facsimile or electronic mail, (iii) three (3) Business Days after mailing, if mailed by certified or registered mail (return receipt requested), or (iv) on the Business Day on which delivered by an express courier (with confirmation), (or, if not delivered on a Business Day, on the next Business Day), if delivered. In each case, all notices and other communications hereunder shall be made at the party’s address listed below (or at such other address as such party shall deliver to the other party by like notice):

To Holder:	7 Giborei Yisrael Street Netanya, Israel 42504 Attn: Leora Pratt Levin Vice President & General Counsel Phone: +972.9.8638491 Fax: +972.9.8638577 E-mail: prlevin_l@delek.co.il

With a concurrent copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 1 Azrieli Center, 30th Floor Tel Aviv, Israel 67021 Attn: Joey T. Shabot, Esq. Phone: +972.3.636.6005 Fax: +972.1533.636.6005 E-mail: shabotj@gtlaw.com

To the Company:	AmTrust Financial Services, Inc. 59 Maiden Lane, 43rd Floor New York, NY 10038 Fax: (212) 220-7130 Telephone: (212) 220-7120 Attention: Harry Schlachter Email: hschlachter@amtrustgroup.com

With a concurrent copy (which shall not constitute notice) to:	Catherine L. Miller Deputy General Counsel AmTrust Financial Services, Inc. 800 Superior Ave., 21st Floor Cleveland, OH 44114 216-328-6108 (office) 216-539-2932 (fax) Catherine.Miller@amtrustgroup.com

and	Locke Lord LLP 750 Lexington Ave. New York, NY 10022 Fax: (212) 308-4844 Telephone: (212) 308-4411 Attention: Geoffrey Etherington Email: geoffrey.etherington@lockelord.com
(d)    Severability. If any provision of this Note is invalid, illegal, or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.
(e)    Headings. The headings in this Note are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Note.
(f)    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(i)     This Note shall be governed by and construed in all respects under the laws of the State of New York, without reference to its conflict of laws, rules or principles that would defer to the laws of another jurisdiction.
(ii)     Any and all disputes between the parties with respect to any claim or matter arising out of this Note that the parties are unable to resolve after the exercise of reasonable efforts to resolve them informally, shall be instituted in the state courts sitting in New York County, New York, or the U.S. District Court for the Southern District of New York. Each of the Company and the Holder expressly and irrevocably submits to the exclusive personal jurisdiction of such courts and any appellate court from which an appeal therefrom may be taken, in connection with all disputes arising out of or in connection with this Note and agrees not to commence any litigation relating hereto except in such courts. Each of the Company and the Holder hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction. Each of the Company and the Holder hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Note may not be enforced in or by such courts. Notwithstanding the foregoing, each such party agrees that each other party shall have the right to bring any action or proceeding for enforcement of a judgment entered by any such New York state court or U.S. District Court in any other court or jurisdiction.
(iii)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE.
(g)    Expenses. The Company shall reimburse Holder for all reasonable costs and expenses, including without limitation, reasonable attorneys' fees and expenses, incurred in connection with enforcing any provisions of this Note and/or collecting any amounts due under this Note.
(h)    Waiver of Demand, Etc. Except as otherwise specifically set forth herein, the Company hereby waives presentment for payment, protest and demand, and notice of protest, demand and/or dishonor and nonpayment of this Note, notice of any Event of Default, and all other notices or demands otherwise required by Applicable Law that the Company may lawfully waive. The Company expressly agrees that this Note, or any payment hereunder, may be extended from time to time, without in any way affecting the liability of the Company hereunder. No unilateral consent or waiver by the Holder with respect to any action or failure to act which, without consent, would constitute a breach of any provision of this Note shall be valid and binding unless in writing and signed by the Holder.
(i)    Saving Clause. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by Applicable Law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest on the principal balance due hereunder, at a rate in excess of such maximum rate, the interest rate shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder notwithstanding the other provisions hereof.
(j)    Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Note.
(k)    Senior Indebtedness. The Company covenants and agrees that it shall cause this Note and the Company’s obligations hereunder to be senior indebtedness for purposes of any indebtedness of the Company that shall by its terms be subordinated to senior indebtedness of the Company.
(l)    Tax Withholding. No U.S. federal, state or local tax withholding shall be made with respect to payments to Holder under this Note, so long as the Holder shall provide the Company with a properly completed and valid IRS Form W-9 or Form W-8 (or any successor forms), as applicable, which remains accurate, and based on such IRS form the Company shall not be required to withhold with respect to such payments.
(m)    Information Rights.
(i)    Promptly following the delivery to the lenders under the Senior Credit Facility or to the trustee under the Second Supplemental Indenture of any compliance or default certificate, the Company shall deliver a copy of such certificate to the Holder.
(ii)    If the Company is not required to file information, documents or reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, promptly following the delivery to the lenders under the Senior Credit Facility of any financial information, the Company shall deliver a copy of such information to the Holder.
(n)    Defined Terms. For the purposes of this Note, the following terms have the meanings set forth below:
"Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with, such Person. The term "control," for the purposes of this definition, means the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of voting securities, by contract or otherwise.
"Applicable Law" means, with respect to any Person, any U.S. federal, state or local or foreign statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree, directive, principle of common law or interpretation of any of the foregoing by a Governmental Authority applicable to such Person.
"Base Indenture" means that certain Indenture dated as of December 21, 2011, by and between the Company and The Bank of New York Mellon Trust Company, N.A.
"Business Day" means any day other than a Saturday, a Sunday or a day on which banks in Tel Aviv, Israel or New York, New York are required to be closed for regular banking business.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any self-regulatory agency, commissioner or authority.
"Person" means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust, a government, any department or agency thereof or any other entity.
"Second Supplemental Indenture" means that certain Second Supplemental Indenture, dated as of August 15, 2013, to the Base Indenture.
“Senior Credit Facility” means (a) that certain Credit Agreement dated as of August 10, 2012 among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and certain other lenders and parties thereto, as amended, restated or otherwise modified from time to time, and (b) any renewals, extensions, modifications and refundings of any commitments, loans, advances or indebtedness under such Credit Agreement.
“Senior Notes” means those certain 6.125% Senior Notes due 2023 of the Company issued pursuant to the Second Supplemental Indenture.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Term Promissory Note to be executed, as of the date first set forth above, on its behalf by the undersigned officer thereunto duly authorized.

AMTRUST FINANCIAL SERVICES, INC.

By: /s/ Stephen B. Ungar
Name: Stephen B. Ungar
Title: Senior Vice President, General Counsel and Secretary

[Term Promissory Note]